Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE FIFTH AMENDED AND RESTATED ANSYS, INC.

1996 STOCK OPTION AND GRANT PLAN

Name of Optionee: Ajei S. Gopal

No. of Option Shares:

Option Exercise Price per Share: $                     [FMV on Grant Date]

Grant Date:                     , 2016

Expiration Date:                     , 2026

Pursuant to the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan, as amended through the date hereof (the “Plan”), ANSYS, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.01 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement (the “Agreement”) and in the Plan. Reference is made to the Employment Agreement entered into between the Company and the Optionee on August         , 2016 (the “Employment Agreement”). Capitalized terms used herein and defined in the Employment Agreement shall be defined and interpreted under the Employment Agreement. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become vested and exercisable. Except as set forth below, and subject to the discretion of the Committee (which is the Board or committee thereof responsible for administering the Plan, as described in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be vested and exercisable with respect to the following number of Option Shares on the dates indicated, so long as the Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
(25%)	, 2017
(50%)	, 2018
(75%)	, 2019
(100%)	, 2020

Once exercisable, this Stock Option shall continue to be exercisable until the times set forth in this Agreement and in the Plan, but in no event later than the close of business on the Expiration Date.

2. Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may elect to purchase some or all of the Option Shares with respect to which this Stock Option has vested and is exercisable via the Company’s dedicated on-line broker, or for Optionees subject to Section 16 of the Act (as defined in Section 1 of the Plan), the broker of his or her choice.

(i) Payment of the purchase price for the Option Shares, as well as payment for any applicable taxes withheld by the Company, is coordinated through the Company’s dedicated on-line broker, or for Optionees subject to Section 16 of the Act, the broker of his or her choice, and then wired directly to the Company upon settlement.

(ii) The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination of Employment. If the Optionee’s employment by the Company or its subsidiaries is terminated for any reason or under any circumstances, this Stock Option shall no longer vest or become exercisable with respect to any Option Shares and the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option exercisable on such date may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b) Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as defined in Section 422(c)(6) of the Code), any portion of this Stock Option exercisable on such date may be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the 12 month period provided in this Section 3(b) shall extend such period for another 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date that the Optionee’s employment terminates by reason of disability shall terminate immediately and be of no further force or effect.

(c) Termination for Cause. If the Optionee’s employment terminates for Cause (as defined in the Employment Agreement), all portions of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect.

(d) Termination by the Company without Cause or by the Optionee for Good Reason. If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason (as defined in the Employment Agreement) other than during the CIC Protection Period (as defined in the Employment Agreement), any portion of this Stock Option exercisable on such date may be exercised by the Optionee for the longer of (i) three months from the date of termination or (ii) seven days after the commencement of the Company’s first open trading window that occurs after the date of termination, but in no event later than the Expiration Date. Any portion of this Stock Option that is not exercisable on the date that the Optionee’s employment terminates shall terminate immediately and be of no further force or effect 60 days after the date of termination.

(e) Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, or by the Company without Cause or the Optionee for Good Reason, and unless otherwise determined by the Committee, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4. Effect of Certain Transactions. In the case of a Transaction (as defined in Section 3 of the Plan), this Stock Option shall be subject to Section 3(c) of the Plan. Notwithstanding anything herein to the contrary, in the event that this Stock Option is assumed in the sole discretion of the parties to a Change in Control (as defined in the Employment Agreement) or is continued by the Company and thereafter remains in effect following such Change in Control, then, subject to the effectiveness of the Release (as described in the Employment Agreement), this Stock Option shall be deemed vested and exercisable in full upon the date on which the Optionee’s employment with the Company and its subsidiaries or successor entities terminates or the date of the Change in Control if later, if (i) such termination occurs during the CIC Protection Period and (ii) such termination is either by the Company without Cause or by the Optionee for Good Reason.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability.

(a) Except as set forth in Section 6(b), (i) this Agreement is personal to the Optionee, is non-assignable and, is not transferable by Optionee in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution and (ii) this Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative, beneficiary or legatee. The Optionee may designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company.

(b) Notwithstanding anything herein to the contrary and in accordance with Section 14(b) of the Plan, the Optionee may transfer this Stock Option for no consideration or value to his or her immediate family members (as defined in the Plan), to trusts for the benefit of such family members and/or the Optionee, or to partnerships or other legal entities in which such family members and/or the Optionee are the only partners or members (each, a “Permitted Transferee”); provided that such Permitted Transferee executes an acknowledgment in form and substance satisfactory to the Company that such Permitted Transferee meets the foregoing criteria and agrees to be bound by the terms and conditions of this Agreement and the Plan.

7. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event in accordance with Section 2 hereof. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the required withholding amount due.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

9. Non-Competition, Non-Solicitation. As additional consideration for the issuance of this Stock Option to the Optionee, the Optionee hereby reaffirms his obligation regarding non-competition and non-solicitation under the Employment Agreement.

10. Section 409A of the Code. This Agreement shall be interpreted in such a manner that the Stock Option shall be exempt from the requirements of Section 409A of the Code.

11. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

12. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Stock Option grant materials by and among, as applicable, the company employing the Optionee (the “Employer”), the Company and any other Subsidiary for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Optionee understands that Data will be transferred to the stock plan service provider selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Optionee the Stock Option or other equity awards or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

13. Nature of Grant. In accepting this Stock Option, the Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants;

(c) all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;

(d) the Stock Option and the Optionee’s participation in the Plan shall not be interpreted as forming an employment contract with the Company;

(e) the Optionee is voluntarily participating in the Plan;

(f) the Stock Option and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;

(g) the Stock Option and any shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(h) the future value of the shares of Stock underlying the Stock Option is unknown, indeterminable, and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Option resulting from the termination of the Optionee’s employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any);

(j) unless otherwise provided in the Plan or by the Company in its discretion, the Stock Option and the benefits evidenced by this Agreement do not create any entitlement to have the Stock Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and

(k) neither the Employer, the Company nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Stock Option or of any amounts due to the Optionee in connection with the exercise of the Stock Option or the subsequent sale of any shares of Stock acquired upon exercise.

14. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Stock that may be acquired upon exercise of the Stock Option. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

15. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16. Amendment. Pursuant to Section 18 of the Plan, the Committee may at any time amend or cancel any outstanding portion of this Stock Option, but no such action may be taken that adversely affects the Optionee’s rights under this Agreement without the Optionee’s consent.

17. Severability. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

18. Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

ANSYS, Inc.

By:
Name: James E. Cashman III
Title: President and CEO

The foregoing Stock Option is hereby accepted and the terms and conditions of this Agreement are hereby agreed to by the undersigned. Electronic acceptance of this Stock Option pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:

Ajei S. Gopal